                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      STIMSONITE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                                    N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

                             STIMSONITE CORPORATION
                           7542 NORTH NATCHEZ AVENUE
                             NILES, ILLINOIS 60714

                                                                  April 13, 1998

Dear Stockholder:

    We cordially invite you to attend the 1998 Annual Meeting of Stockholders to be held on Thursday, May 21, 1998, at 8:30 a.m., Central Time, at LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60603.

    The following pages include a formal notice of the meeting and the Proxy Statement. The Proxy Statement describes various matters on the agenda for the meeting. After we conclude the formal part of the meeting, we will discuss the Company's financial performance last year, the progress made in meeting important strategic objectives and other items of general interest. We will be pleased to answer any questions that you might wish to raise at the meeting.

    We encourage you to attend in person. If that is not possible, please sign and return the enclosed proxy card as soon as possible. Otherwise, your vote cannot be counted.

                                          Sincerely,

                                          /s/ Robert E. Stutz

                                          Robert E. Stutz
                                          President and Chief Executive Officer

                             STIMSONITE CORPORATION
                           7542 NORTH NATCHEZ AVENUE
                             NILES, ILLINOIS 60714

                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1998

                              -------------------

To the Stockholders of Stimsonite Corporation (the "Company"):

    Notice is hereby given that the annual meeting of stockholders of the Company will be held at LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60603, on Thursday, May 21, 1998 at 8:30 a.m., Central Time, for the following purposes:

    1. To elect eight directors to serve during the year and until their successors are elected;

    2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998; and

    3.  To transact such other business as may properly come before the meeting.

    Only stockholders of record at the close of business on April 9, 1998 are entitled to receive notice of, and to vote at, the annual meeting and any postponements or adjournments thereof. If you do not expect to attend the meeting in person, please sign and return the accompanying proxy in the enclosed postage prepaid envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you can do so at any time before the voting.

                                          /s/ Thomas C. Ratchford

                                          Thomas C. Ratchford
                                          Secretary

Niles, Illinois
April 13, 1998

                             STIMSONITE CORPORATION
                                  ------------

                                PROXY STATEMENT
                              -------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of
Directors of Stimsonite Corporation, a Delaware corporation (the "Company") from the holders of the Company's common stock, $.01 par value (the "Common Stock"), in connection with the annual meeting of stockholders of the Company (the "Annual Meeting") to be held at 8:30 a.m. on Thursday, May 21, 1998, and all postponements or adjournments thereof. This Notice of Annual Meeting of Stockholders and Proxy Statement, and the accompanying proxy card, are first being mailed to stockholders on or about April 13, 1998, for the purposes set forth in the notice of the Annual Meeting.

                                    GENERAL

    Only holders of record of shares of Common Stock at the close of business on April 9, 1998 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof. At the close of business on the Record Date, there were 8,374,541 shares of Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Annual Meeting.

    If the accompanying proxy card is properly signed and returned to the Company and is not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote (i) for the election as director of all of the nominees proposed by the Board of Directors, (ii) for ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1998 and (iii) with regard to all other matters, as recommended by the Company's Board of Directors or, if no such recommendation is given, in their own discretion. Proxy cards that are properly signed and returned in a timely manner with no other marking will be voted in accordance with the recommendation of the Company's Board of Directors. Each stockholder may revoke a previously granted proxy at any time before it is voted by filing with the Secretary of the Company a revoking instruction or a duly executed proxy bearing a later date. The powers of the proxy holders will also be suspended if the person executing the proxy attends the Annual Meeting and requests to vote in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

    The Company will bear the cost of soliciting proxies in the enclosed form. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice.

    The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting.

    Votes cast in person or by proxy at the Annual Meeting will be tabulated by a representative of the Company, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Because abstentions will be counted for purposes of determining the shares present or represented at the Annual Meeting and entitled to vote, abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker/dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the election of directors, but broker/dealers may not vote such shares on certain other matters, which typically include transactions related to mergers, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers that have not been voted on certain matters as described above in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter and, assuming presence of a quorum, will not affect whether any proposal is approved at the Annual Meeting.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 1, 1998 by (a) persons owning of record or known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (b) each director, (c) each of the Named Executive Officers (as defined under "Executive Compensation" below) and (d) all current directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or stockholder, as the case may be, or has been derived from documents filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in a footnote, the address of each beneficial owner of more than five percent of the Common Stock is 230 East High Street, Charlottesville, Virginia 22902.

                                                                  SHARES
                                                                BENEFICIALLY      PERCENTAGE
NAME                                                             OWNED (1)    BENEFICIALLY OWNED
--------------------------------------------------------------  -----------  ---------------------
Terrence D. Daniels (2).......................................   1,177,596              14.0%
Quad-C, Inc. (3)..............................................      24,733                 *
Quad-C Partners III, L.P. (4).................................     441,000               5.3%
Quad-C II, L.L.C. (5).........................................     441,000               5.3%
Quad-C Partners II, L.P. (4)..................................      24,733                 *
Zayucel Limited/Laurence Z.Y. and Celia Moh (6)...............   1,476,504              17.6%
Quaker Capital Management Corporation (7).....................     730,500               8.7%
Kalmar Investments Inc. (8)...................................     548,750               6.5%
Reich & Tang Asset Management L.P. (9)........................     447,400               5.3%
Lawrence S. Eagleburger (10)..................................       8,497                 *
Donald H. Haider (11).........................................       6,478                 *
Edward T. Harvey, Jr. (12)....................................     335,501               4.0%
Anthony R. Ignaczak (13)......................................      47,735                 *
Richard J.M. Poulson (14).....................................       4,948                 *
Robert E. Stutz (15)..........................................      33,000                 *
Jay R. Taylor (16)............................................     247,400               2.9%
Clifford S. Deremo (17).......................................       2,500                 *
Walter B. Finley (18).........................................       4,750                 *
Robert M. Pricone (19)........................................      37,850                 *
Thomas C. Ratchford (20)......................................      19,500                 *
All directors and executive officers as a group
  (14 persons) (21)...........................................   1,965,755              22.9%

---------

   * Less than one percent.

 (1) Unless otherwise indicated in these footnotes or under "--Quad-C," each stockholder has sole voting and investment power with respect to the shares of Common Stock beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

 (2) Includes 7,197 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1998. Mr. Daniels is the direct beneficial owner of 711,863 shares of Common Stock (which includes 20,456 shares of Common Stock directly owned by his minor child). Mr. Daniels is also the sole director of Quad-C, Inc. ("Quad-C"), and, as such, may be deemed to beneficially own the 24,733 shares of Common Stock beneficially owned by Quad-C and the 24,733 shares of Common Stock beneficially owned by Quad-C Partners II, L.P. ("Quad-C Partners II"). Mr. Daniels is also the managing member of Quad-C II, L.L.C. and, as such, may be deemed to beneficially own the 441,000 shares of Common Stock beneficially owned by Quad-C Partners III, L.P. (Quad-C Partners III"). See footnotes (3) and (5) below and "--Quad-C." Mr. Daniels is a director of the Company. Mr. Daniels disclaims beneficial ownership of the shares of Common Stock held by each of Quad-C (including those shares held indirectly by Quad-C through Quad-C Partners
     II) and Quad-C II, L.L.C. (including those shares held indirectly through Quad-C Partners III), except to the extent of Mr. Daniels' interest in each of such entities.

 (3) Represents shares of Common Stock held by Quad-C Partners II. Quad-C disclaims beneficial ownership of such shares held by Quad-C Partners II, except to the extent of Quad-C's interest in such entity. See "--Quad-C."

 (4) See "--Quad-C."

 (5) Represents shares of Common Stock held by Quad-C Partners III. Quad-C II, L.L.C. disclaims beneficial ownership of these shares of Common Stock except to the extent of its interest in such entity. See "--Quad-C."

 (6) Laurence Z.Y. and Celia Moh share voting and investment power with respect to these shares of Common Stock, all of which are held by Zayucel Limited. Mr. and Mrs. Moh disclaim beneficial ownership of the shares of Common Stock. The address for Zayucel Limited is 301 Yu To Sang Bldg., 37 Queens Road Central, Hong Kong, and the address for Laurence and Celia Moh is 15 Bin Tong Park, Singapore 1026. Such ownership information is based on a Form 5 (Annual Statement of Changes in Beneficial Ownership) filed for 1996 by Laurence Z.Y. and Celia Moh and the most recently filed Schedule 13G (filed for 1995) by Laurence Z.Y. and Celia Moh.

 (7) As reported in a Schedule 13G dated February 12, 1998 filed with the SEC, Quaker Management Capital Corporation shares voting and dispositive power over 582,350 of such shares of Common Stock. Quaker Management Capital Corporation disclaims beneficial ownership of these shares of Common Stock. Its address is The Arrott Building, 401 Wood Street, Suite 1300, Pittsburgh, Pennsylvania 15222-1824.

 (8) As reported in a Schedule 13G dated August 27, 1997 filed with the SEC. The address for Kalmar Investments Inc. is Barley Mill House, 3701 Kennett Pike, Greenville, Delaware 19807.

 (9) As reported in a Schedule 13G dated February 12, 1998 filed with the SEC. Reich and Tang Asset Management L.P. has shared voting and dispositive power with respect to all such shares of Common Stock. Its address is 600 Fifth Avenue, New York, New York 10020.

 (10) Includes 8,397 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1998. Mr. Eagleburger is a director of the Company.

 (11) Includes 800 shares of Common Stock held in an IRA account for Mr. Haider's spouse and 4,678 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1998. Mr. Haider is Chairman of the Board and a director of the Company.

 (12) Includes 7,197 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1998. Mr. Harvey is a director of the Company.

 (13) Includes 300 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1998. Mr. Ignaczak is a director of the Company.

 (14) Represents shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1998. Mr. Poulson is a director of the Company.

 (15) Represents shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1998. Mr. Stutz is a director of the Company and its President and Chief Executive Officer.

 (16) Includes 87,500 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1998. Mr. Taylor is a director of the Company and its former President and Chief Executive Officer.

 (17) Represents shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1998. Mr. Deremo is the Company's Vice President--Sales and Marketing.

 (18) Mr. Finley is the Company's Vice President--Atlanta Operations.

 (19) Includes 1,750 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1998. Mr. Pricone is the Company's Vice President--Engineering.

 (20) Includes 2,000 shares of Common Stock Mr. Ratchford holds as custodian for his minor child and 17,500 shares of Common Stock issuable upon the exercise of stock options exercisable on or before May 1, 1998. Mr. Ratchford is the Company's Vice President--Finance, Chief Financial Officer and Treasurer.

 (21) Includes (i) an aggregate of 189,967 shares of Common Stock issuable upon the exercise of stock options exercisable on or before May 1, 1998; (ii) 800 shares of Common Stock held in an IRA account as described in footnote
      (9) above; and (iii) 2,000 shares of Common Stock held as custodian as described in footnote (20) above. Also includes shares with respect to which beneficial ownership is disclaimed as described in footnote (2) above and under "--Quad-C."

QUAD-C

    Quad-C, Quad-C Partners III, Quad-C II, L.L.C., Quad-C Partners II and Mr. Daniels file a Schedule 13G as a group. Quad-C is the sole general partner of Quad-C Partners II and, as such, may be deemed to beneficially own the shares of Common Stock held by Quad-C Partners II. Mr. Daniels is the sole director of Quad-C and may be deemed to beneficially own shares of Common Stock beneficially owned by Quad-C and held by Quad-C Partners II. Mr. Daniels is also the managing member of Quad-C II, L.L.C., which is the sole general partner of Quad-C Partners III. As such, Mr. Daniels and Quad-C II, L.L.C. may be deemed to beneficially own shares of Common Stock held by Quad-C Partners III. Mr. Daniels disclaims beneficial ownership of the shares of Common Stock held by each of Quad-C (including those shares held indirectly by Quad-C through Quad-C Partners
II) and Quad-C II, L.L.C. (including those shares held indirectly through Quad-C Partners III), except to the extent of Mr. Daniels' interest in each of such entities.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and holders of 10% or more of the outstanding Common Stock to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) of Common Stock with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of Section 16(a) reports furnished to the Company for 1997 and written representations from the Company's directors and executive officers that no other reports were required, the Company believes that the foregoing persons complied with all filing requirements for 1997. Neither Zayucel Ltd. nor Laurence Z.Y. and Celia Moh filed a Form 5 for 1997.

                             ELECTION OF DIRECTORS

    The Board of Directors presently consists of eight members. All directors hold office for a term of one year or until their successors have been elected.

    At the Annual Meeting, stockholders will elect a board consisting of eight directors. Unless authority to do so is specifically withheld, the persons named in the accompanying proxy will vote for the election of each of the nominees named below. Under Delaware law, the eight nominees who receive the most votes at the meeting will be elected as directors. All of the nominees are currently directors of the Company.

    The name, age, and current principal position(s), if any, with the Company of each nominee for director is as follows:

                                              DIRECTOR                 PRESENT PRINCIPAL POSITION
NAME                                            SINCE         AGE      AND OFFICES WITH THE COMPANY
-------------------------------------------  -----------      ---      -----------------------------------------------------
Terrence D. Daniels........................        1990           55   Director
Lawrence S. Eagleburger....................        1994           67   Director
Donald H. Haider...........................        1994           56   Chairman of the Board and Director
Edward T. Harvey, Jr.......................        1990           50   Director
Anthony R. Ignaczak........................        1993           34   Director
Richard J.M. Poulson.......................        1994           59   Director
Robert E. Stutz............................        1997           45   President, Chief Executive Officer and Director
Jay R. Taylor..............................        1990           63   Director

    TERRENCE D. DANIELS has served as a director since 1990 and served as Chairman of the Board from 1990 to May 1997. Since 1990, Mr. Daniels has also been the president of Quad-C (a structured investment firm). Prior thereto, Mr. Daniels was a vice chairman of W. R. Grace & Co. (a manufacturer of specialty chemical products and provider of products and services in the health care industry) with overall responsibility for the specialty chemical, health care, natural resource and corporate technical groups. Mr. Daniels is also a director of IGI, Inc. and Collins & Aikman Floorcoverings, Inc.

    LAWRENCE S. EAGLEBURGER has served as a director since 1994. Since January 1993, Mr. Eagleburger has been senior foreign policy advisor for the law firm of Baker, Donelson, Bearman & Caldwell. From 1992 to 1993, Mr. Eagleburger was Secretary of State of the United States of America and from 1989 to 1992 was Deputy Secretary of State of the United States of America. Mr. Eagleburger is also a director of Dresser Industries Inc., Phillips Petroleum Company, Universal Corporation, Corning Incorporated and COMSTAT Corporation.

    DONALD H. HAIDER has served as a director since July 1994 and as Chairman of the Board since May 1997. Since 1990, Mr. Haider has been a professor at the Kellogg School of Northwestern University. He is also a director of LaSalle National Bank, N.A. and Fender Electronics.

    EDWARD T. HARVEY, JR. has served as a director since 1990. Mr. Harvey has also served as Vice President of the Company (1990 to January 1995), Treasurer of the Company (1990 to April 1993) and as Secretary of the Company (1990 to October 1993). Since 1990, Mr. Harvey has also been a vice president of Quad-C. Prior to 1990, Mr. Harvey was a senior vice president of W. R. Grace & Co. and was responsible for corporate development and acquisitions.

    ANTHONY R. IGNACZAK has served as a director since 1993. Mr. Ignaczak has also been a vice president of Quad-C since December 1993 and an employee of Quad-C since 1992. From 1990 to 1992, Mr. Ignaczak attended Harvard Business School. During 1990, Mr. Ignaczak was also an associate in the merchant banking group of Merrill Lynch & Co. (a financial services company).

    RICHARD J.M. POULSON has served as a director since 1994. From April 1995 through January 1998, Mr. Poulson was president and senior managing director of The Appian Group (a private merchant and investment banking partnership). From 1990 through January 1994, Mr. Poulson was a general partner in the law firm of Hogan & Hartson.

    ROBERT E. STUTZ has served as the President and Chief Executive Officer and a director of the Company since March 1997. From 1991 to March 1997, Mr. Stutz was Vice President and General Manager, Automotive Controls Division, of Cherry Electrical Products, a Division of the Cherry Corporation (a designer, manufacturer and marketer of custom electrical, electronic and semi-conductor components in automotive, computer and consumer and commercial markets). Prior to 1991, Mr. Stutz was Vice President--Worldwide Sales and Marketing for Carlingswitch, Inc. (a manufacturer of specialty switches and circuit breakers).

    JAY R. TAYLOR has been a director of the Company since 1990 and served as President and Chief Executive Officer of the Company from 1990 until March 1997. Prior to 1990, Mr. Taylor was vice president and general manager of the Stimsonite Products Division of Amerace Corporation ("Amerace") (a manufacturer of electrical utility, battery separator and traffic safety products), from which the Company in 1990 purchased the majority of its assets.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS A DIRECTOR OF EACH OF THE NOMINEES SET FORTH ABOVE.

COMMITTEES AND MEETINGS

    The Company has standing Audit, Compensation, Environmental Compliance and Stock Repurchase Implementation Committees. The Company does not have a nomination committee.

    AUDIT COMMITTEE. The Audit Committee is currently comprised of Messrs. Eagleburger, Harvey and Poulson. The functions of the Audit Committee are to recommend annually to the Company's Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit, review the results thereof with the Company's independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and review and approve (with the concurrence of a majority of the independent directors of the Company) transactions, if any, with affiliated parties.

    COMPENSATION COMMITTEE. The Compensation Committee is currently comprised of Messrs. Daniels, Haider and Poulson. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all of the Company's executive officers and other key management employees, review, approve and recommend to the Company's Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administer the Company's stock option and incentive equity plans.

    ENVIRONMENTAL COMPLIANCE COMMITTEE. The Environmental Compliance Committee is currently comprised of Messrs. Daniels, Haider and Taylor. The function of the committee is to oversee compliance with applicable environmental regulations.

    STOCK REPURCHASE IMPLEMENTATION COMMITTEE. The Stock Repurchase Implementation Committee is currently comprised of Messrs. Haider, Harvey and Taylor. The function of the committee is to oversee implementation of the Company's stock repurchase program approved by the Company's Board of Directors in October 1995.

    During 1997, seven meetings of the Board of Directors were held, one meeting of the Audit Committee was held, two meetings of the Compensation Committee were held, one meeting of the Environmental Compliance Committee was held and two meetings of the Stock Repurchase Implementation Committee were held. All directors other than Mr. Eagleburger attended at least 75%, in the aggregate, of the number of meetings of the Board of Directors and the committees of which they were members during their periods of service as directors and committee members in 1997. Mr. Eagleburger attended 50%, in the aggregate, of the number of meetings of the Board of Directors and the committees of which he was a member during 1997.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides information relating to compensation for the fiscal years ended December 31, 1997, 1996 and 1995 for each person who served as the Company's chief executive officer during 1997 and the other four most highly compensated executive officers of the Company whose total salary and bonus (as determined pursuant to SEC rules) exceeded $100,000 (determined by reference to fiscal year 1997) (collectively, the "Named Executive Officers"). The amounts shown include compensation for services in all capacities provided to the Company.

                                                                                LONG-TERM
                                                                           COMPENSATION AWARDS
                                                   ANNUAL COMPENSATION     -------------------
                                                -------------------------      SECURITIES             ALL OTHER
                                                   SALARY                      UNDERLYING           COMPENSATION
                                       YEAR        ($)(1)      BONUS ($)   OPTIONS/SARS (#)(2)        ($)(3)(4)
                                     ---------  ------------  -----------  -------------------  ---------------------
Robert E. Stutz (5) ...............       1997      277,404(8)          0         100,000                     0
  President and Chief Executive
  Officer

Jay R. Taylor (6) .................       1997       68,492            0                0                76,367
  Former President and Chief              1996      231,161            0           25,389                30,997
  Executive Officer                       1995      218,239            0            9,545                37,760

Clifford S. Deremo ................       1997      123,211        5,000                0                 7,618
  Vice President--Sales and               1996      121,269            0           12,778                 5,950
  Marketing                               1995      115,600(9)          0          14,727                     0

Walter B. Finley (7) ..............       1997      120,614            0                0                 7,469
  Vice President--Atlanta                 1996      119,261            0           12,124                 7,752
  Operations                              1995       58,404       49,072(10)              0                   0

Robert M. Pricone .................       1997      124,987       19,000                0                11,111
  Vice President--Engineering             1996      123,971            0           13,500                11,034
                                          1995      113,537            0            5,068                10,105

Thomas C. Ratchford ...............       1997      111,016       15,000                0                 7,209
  Vice President--Finance, Chief          1996      109,869            0           11,278                 7,141
  Financial Officer and Treasurer         1995      100,523            0            4,500                 6,528

---------

 (1) 1996 had one more pay period than 1995.

 (2) These amounts represent the number of shares underlying stock options granted during the indicated year. See "Stock Option/SAR Grants in Last Fiscal Year." In February 1996, Messrs. Taylor, Deremo, Finley, Pricone and Ratchford were each granted a performance-based option to purchase 12,389, 5,778, 5,624, 6,500 and 5,778 shares of Common Stock, respectively. The maximum number of shares was subject to reduction to 30% of the maximum number of shares if, by December 31, 1996, 90% of the Company's targeted operating income was achieved and subject to reduction to zero if, by December 31, 1996, less than 90% of the Company's targeted operating income was achieved. The Company did not achieve 90% of the targeted operating income for 1996 and, as a result, the number of shares subject to each of these options was reduced to zero and all of the options terminated in accordance with their terms on December 31, 1996.

 (3) With the exception of Mr. Taylor (see footnote (4) below), these amounts represent contributions to the Company's retirement plan in connection with amounts earned during the indicated fiscal year.

 (4) The amounts set forth for Mr. Taylor represent (i) $58,340 paid during 1997 under the SERP (as defined under "--Supplemental Executive Retirement Plan" below), (ii) $17,000 of premiums paid during each of 1997, 1996 and 1995 on two life insurance policies on the life of Mr. Taylor that fund, in part, the Company's obligations under the SERP and (iii) contributions of $1,027, $13,997 and $20,760 to the Company's retirement plan in connection with amounts earned in 1997, 1996 and 1995, respectively. See "--Supplemental Executive Retirement Plan."

 (5) Mr. Stutz became President and Chief Executive Officer of the Company in March 1997. Accordingly, compensation amounts are not given for 1996 or 1995.

 (6) Effective March 21, 1997, Mr. Taylor retired as President and Chief Executive Officer of the Company. Mr. Taylor and the Company are parties to a consulting agreement pursuant to which Mr. Taylor provides the Company with consulting and advisory services. See "-Consulting Agreement." Compensation paid to Mr. Taylor pursuant to this consulting agreement are not reflected in this table.

 (7) Mr. Finley became an executive officer of the Company in May 1995 when the Company acquired Pave-Mark Corporation ("Pave-Mark"). Accordingly, compensation amounts for 1995 reflect compensation from May through December.

 (8) Of this amount, $100,000 represents the minimum bonus for 1997 that the Company was obligated to pay Mr. Stutz pursuant to his employment agreement. See "--Employment Agreements."

 (9) Includes a $10,000 signing bonus and a minimum bonus for 1995 equal to 20% of his base salary earned during 1995 ($17,600), both of which the Company agreed to pay Mr. Deremo in connection with his becoming an executive officer of the Company during 1995.

 (10) At the time of the Pave-Mark acquisition, a bonus plan for Pave-Mark employees was in effect, and the Company agreed to assume such plan. Such plan was based solely on the performance of thermoplastic products.

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The table below provides information regarding stock options granted to Mr. Stutz during the fiscal year ended December 31, 1997. Mr. Stutz was the only Named Executive Officer to receive stock options during 1997. No SARs were granted by the Company during 1997.

                                                      INDIVIDUAL GRANTS
                               ----------------------------------------------------------------
                                 NUMBER OF    PERCENT OF TOTAL
                                SECURITIES      OPTIONS/SARS
                                UNDERLYING       GRANTED TO      EXERCISE OR BASE
                               OPTIONS/SARS     EMPLOYEES IN     PRICE (PER SHARE)  EXPIRATION
NAME                            GRANTED (#)    FISCAL YEAR (%)          ($)            DATE
-----------------------------  -------------  -----------------  -----------------  -----------
                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF STOCK
                                                                                                 PRICE APPRECIATION FOR
                                                                                                    OPTION TERM (1)
                                                                                                 ----------------------
                                                                                                                10%
                                                                                                     5%      ----------
                                                                                                 ----------
Robert E. Stutz (2)..........      100,000            100.0               6.00        03/22/07   $  377,337  $  956,245

---------

(1) Based on a ten-year option term and annual compounding, the 5% and 10% calculations are set forth in compliance with SEC rules. The appreciation calculations are not necessarily indicative of future values of stock options or of the Common Stock.

(2) The other material terms of the option are described under " Employment Agreements."

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
  OPTION/SAR VALUES

    None of the Named Executive Officers exercised stock options during 1997. The following table sets forth information regarding the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 1997. None of the Named Executive Officers held or holds SARs.

NAME
--------------------------------------------------------------------
                                                                      NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                                           UNDERLYING        IN-THE-MONEY OPTIONS/
                                                                      UNEXERCISED OPTIONS/    SARS AT FISCAL YEAR
                                                                       SARS AT FISCAL YEAR        END ($)(1)
                                                                             END (#)         ---------------------
                                                                      ---------------------
                                                                                                 EXERCISABLE/
                                                                          EXERCISABLE/         UNEXERCISABLE(2)
                                                                          UNEXERCISABLE      ---------------------
                                                                      ---------------------
Robert E. Stutz.....................................................            0/100,000                 0/0
Jay R. Taylor.......................................................        87,500/14,500           317,975/0
Clifford S. Deremo..................................................             0/17,000                 0/0
Walter B. Finley....................................................              0/6,500                 0/0
Robert M. Pricone...................................................          1,750/7,000             6,360/0
Thomas C. Ratchford.................................................        17,500/23,000                 0/0

---------

(1) Value is calculated by multiplying the number of shares of Common Stock underlying the stock option by the difference between the closing price of a share of Common Stock on December 31, 1997 as reported by The Nasdaq Stock Market ("Nasdaq") ($5.0625 per share) and the exercise price of the stock option.

(2) The exercise price of each unexercisable option exceeded the closing price on December 31, 1997.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    Mr. Taylor retired in March 1997 at age 62. In connection with the acquisition of substantially all of the assets of the Company from Amerace in 1990, the Company assumed Amerace's obligations to Mr. Taylor under a Supplemental Executive Retirement Plan (the "SERP") intended to provide retirement benefits supplementing those provided under other plans. Subject to certain exceptions, upon retirement, Mr. Taylor is entitled to receive for 15 years 50% of his final base salary, which was $222,600 (the "Annual Benefit"). Mr. Taylor's Annual Benefit is reduced by certain other retirement benefits received by him, including the primary Social Security benefit and retirement benefits from certain other benefits plans. The SERP also provides for payment of death benefits and long-term disability benefits. To provide one source of funding for the Company's obligations under the SERP, the Company maintains two whole life insurance policies on Mr. Taylor's life. The Company is the owner of and beneficiary under each insurance policy. During 1997, Mr. Taylor received $58,340 under the SERP.

COMPENSATION OF DIRECTORS

    The Company's directors who are not currently receiving compensation as officers or employees of the Company are paid an annual retainer fee of $20,000 and a fee of $750 for attending each meeting of the Board of Directors and each meeting of any committee held on a day when the entire Board of Directors does not meet. Directors are also reimbursed for expenses incurred in connection with their attendance at Board of Directors and committee meetings.

    INITIAL OPTIONS. Under the Amended and Restated Stock Option Plan for Non-Employee Directors (the "Director Plan"), each person who first becomes a non-employee director receives an option to purchase 2,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on such date. The options described in the preceding sentence are hereinafter referred to as "Initial Options." Initial Options become exercisable to the extent of 20% of the shares covered thereby after the optionee has continuously served as a director through the next annual stockholders' meeting immediately following such grant date, and to the extent of an additional 20% of the shares covered thereby after the optionee has continuously served as a director through the next four successive annual stockholders' meetings. Notwithstanding the foregoing, if an optionee dies or becomes disabled, all Initial Options held by such optionee become immediately exercisable in full to the extent the Initial Options would have been exercisable had the optionee remained a director through the date of the Company's next annual stockholders' meeting. To the extent exercisable, each Initial Option is exercisable in whole or in part.

    ELECTIVE OPTIONS. The Director Plan also permits each non-employee director to make an election to receive all or any portion of his annual retainer for the current year in the form of a stock option (a "One-Year Elective Option") or to receive all or any portion of his annual retainer for the current year and the next four successive years in the form of a stock option (a "Five-Year Elective Option," and together with One-Year Elective Options, "Elective Options"). An individual who becomes a director more than six months after any annual stockholders' meeting is not entitled to make an election to receive Elective Options for any portion of the retainer payable with respect to the year in which he becomes a director. The grant of Elective Options is made automatically on the first business day occurring six months after the date the election is due. If a non-employee director ceases to be a director after the date the election is due and prior to the date Elective Options are granted, the Elective Option to such individual is not granted and any retainer is paid in cash. The option price per share of each Elective Option is equal to 20% of the market value of a share of Common Stock on the date of grant. The total number of shares subject to an Elective Option equals the number determined by dividing the amount of the retainer to be received in Elective Options by the difference between the market value per share of the Common Stock on the date of grant and the option price per share of the Elective Option. No adjustment is made to an Elective Option to reflect a director's cessation of service as a director or an increase in the amount of the annual retainer paid by the Company to directors. Any such increase is paid in cash.

    Each One-Year Elective Option becomes exercisable to the extent of 100% of the shares covered thereby after the optionee has continuously served as a director through the date of the next annual stockholders' meeting immediately following the date such optionee is elected a director and makes an election to receive such option. Each Five-Year Elective Option becomes exercisable to the extent of 20% of the shares covered thereby after the optionee has continuously served as a director through the date of the next annual stockholders' meeting immediately following the date such optionee is elected a director and makes an election to receive such option and to the extent of an additional 20% of the shares covered thereby after the optionee has continuously served as a director through the date of the next four successive annual stockholders' meetings. Notwithstanding the foregoing, if an optionee dies or becomes disabled, all Elective Options held by such optionee become immediately exercisable in full to the extent such Elective Options would have been exercisable had the optionee remained a director through the date of the Company's next annual stockholders' meeting.

    ANNUAL OPTIONS. Under the Director Plan, each non-employee director elected at an annual stockholders' meeting automatically receives an option to purchase 1,500 shares of Common Stock at an exercise price per share equal to the market value of a share of Common Stock on such date ("Annual Options"). Annual Options become exercisable to the extent of 20% of the shares covered thereby after the optionee has continuously served as a director through the next annual stockholders' meeting immediately following such grant date, and to the extent of an additional 20% of the shares covered thereby after the optionee has continually served as a director through the next four successive annual stockholders' meetings.

    CHANGE IN CONTROL. Upon a Change in Control, each Initial Option, Elective Option and Annual Option (each, an "Option Right") that would become exercisable through the Company's next annual stockholders' meeting following a Change in Control becomes immediately exercisable in full. If any event or series of events constituting a Change in Control is abandoned, the effect thereof will be null and the exercisability of Option Rights will be governed by the provisions of the Director Plan described above. The Director Plan defines a Change in Control as the occurrence of any of the following events: (i) execution by the Company of an agreement for the merger, consolidation or reorganization into or with another corporation or other legal person, unless as a result of such transaction not less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company ("Voting Stock") immediately prior to such transaction; (ii) execution by the Company of an agreement for the sale or other transfer of all or substantially all of its assets to another corporation or legal person, unless as a result of such transaction not less than a majority of the combined voting power of the then-outstanding securities of such corporation or legal person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; (iii) a report is filed on
Schedule 13D or Schedule 14D-1 disclosing that any person other than Mr. Daniels or any of his affiliates has or intends to become the beneficial owner of a majority or more of the combined voting power of the then-outstanding Voting Stock; (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof (each Director first elected or first nominated for election by a vote of at least two-thirds of the Directors then in office who were Directors of the Company at the beginning of any such period being deemed to have been a Director of the Company at the beginning of such period); or (v) the Company adopts a plan for the liquidation or dissolution of the Company other than pursuant to a merger, consolidation or reorganization which would not constitute a Change in Control, as described in clause (i) above.

CONSULTING AGREEMENT

    The Company and Mr. Taylor are parties to a consulting agreement (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Taylor agreed to provide the Company with consulting and advisory services and to resign as the President and Chief Executive Officer of the Company and terminate his employment agreement. The Consulting Agreement is for a two-year term that began on March 22, 1997 (the date on which Mr. Stutz became President and Chief Executive Officer of the Company). The term of the Consulting Agreement is automatically renewed for one-year periods unless previously terminated. The Company has agreed to pay Mr. Taylor annual consulting fees equal to the difference between $222,600 less (i) any amounts actually paid to Mr. Taylor under the SERP, (ii) any amounts actually paid to Mr. Taylor under the Company's pension plan and (iii) any directors' retainer fees paid to Mr. Taylor as a member of the Board of Directors. Mr. Taylor is also entitled to participate in group health, disability, vision and dental benefit plans provided by the Company to the same extent as are afforded to executive officers of the Company. In addition, the Company agreed to modify the vesting and termination provisions of Mr. Taylor's outstanding options to purchase Common Stock. The Consulting Agreement provides that if Mr. Taylor's consulting and advisory obligations under the Consulting Agreement are terminated for any reason prior to March 22, 1999, other than a termination resulting from Mr. Taylor's resignation, Mr. Taylor is entitled to receive certain termination benefits. In the event Mr. Taylor is entitled to receive termination benefits under the Consulting Agreement, he is entitled to receive, at a minimum, his annual consulting fee and certain other payments and benefits through March 22, 1999. Under the terms of the Consulting Agreement and subject to certain exceptions, Mr. Taylor may not engage in business activities competitive with the Company while he is providing consulting and advisory services to the Company under the Consulting Agreement and for a period of 12 months after the Company ceases to make timely payments and provide certain benefits to which Mr. Taylor is entitled under the Consulting Agreement. The Company paid Mr. Taylor $94,338 in 1997 pursuant to the Consulting Agreement.

EMPLOYMENT AGREEMENTS

    Pursuant to an employment agreement between the Company and Mr. Stutz, Mr. Stutz has agreed to serve as President and Chief Executive Officer of the Company until March 22, 1999 (which term will automatically be extended for additional one-year periods unless previously terminated) at a minimum base salary of $225,000 or such greater amount as determined by the Board of Directors (the "Regular Base Salary") plus an annual bonus payable in accordance with the Company's incentive compensation plan. Mr. Stutz's bonus with respect to 1997 performance was $100,000, the minimum 1997 bonus permitted by his employment agreement. The agreement also provides for the grant of stock options described in the following paragraph. Mr. Stutz's employment agreement provides that if (i) the Company terminates Mr. Stutz's employment, except for a termination for cause or a termination resulting from Mr. Stutz's resignation, retirement, death or disability or (ii) Mr. Stutz resigns following a substantial breach of his employment agreement by the Company (a "Termination Event"), Mr. Stutz is entitled to receive certain termination benefits, which include (i) his Regular Base Salary until the later of the first anniversary of termination or the last day of the term of the employment agreement, (ii) an amount equal to the annual bonus, if any, paid on account of the most recently concluded fiscal year, until the earlier to occur of the first anniversary of termination or the last day of the term of the employment agreement, and (iii) continuation of his then-current level of life and health benefits and certain outplacement benefits. Under the terms of Mr. Stutz's employment agreement and subject to certain exceptions, Mr. Stutz may not engage in a business competitive with the Company while he is employed by the Company and for a period of two years thereafter, unless the Company fails to perform its obligations with respect to payment of any post-termination amount to which Mr. Stutz is entitled.

    The employment agreement between the Company and Mr. Stutz also provides that Mr. Stutz is entitled to receive stock options to purchase up to 400,000 aggregate shares of Common Stock. Effective March 22, 1997, Mr. Stutz received an option to purchase 100,000 shares of Common Stock at an exercise price of $6.00. This stock option vested to the extent of 33% of the shares covered thereby on March 22, 1998 and will vest (i) to the extent of 33% and 34% of the shares covered thereby on March 22, 1999 and 2000, respectively, if Mr. Stutz remains continuously employed through such dates, and (ii) 100% on the date of a Termination Event. On the first date on which the Common Stock closes at or above $7.50 for the 30th consecutive trading day, Mr. Stutz will receive a stock option to purchase 100,000 shares of Common Stock, with an exercise price of $7.50, that will vest to the extent of 33%, 33% and 34% of the shares covered thereby on the second, third and fourth anniversaries, respectively, of the date of grant if Mr. Stutz remains continuously employed through such dates. On the first date on which the Common Stock closes at or above $9.00 for the 30th consecutive trading day, Mr. Stutz will receive a stock option to purchase 100,000 shares of Common Stock, with an exercise price of $9.00, that will vest to the extent of 33%, 33% and 34% of the shares covered thereby on the third, fourth and fifth anniversaries, respectively, of the date of grant if Mr. Stutz remains continuously employed through such dates. On the first date on which the Common Stock closes at or above $11.00 for the 30th consecutive trading day, Mr. Stutz will receive a stock option to purchase 100,000 shares of Common Stock, with an exercise price of $11.00, that will vest to the extent of 33%, 33% and 34% of the shares covered thereby on the third, fourth and fifth anniversaries, respectively, of the date of grant if Mr. Stutz remains continuously employed through such dates. All stock options contemplated by the employment agreement will vest fully (if previously granted) if Mr. Stutz dies or becomes disabled or if a Change in Control (defined substantially the same as in the Director Plan) occurs. All stock options will terminate on the tenth anniversary of the date of grant unless terminated earlier as provided therein.

    The Company and Mr. Pricone are parties to an employment agreement (the "Pricone Agreement"). Pursuant to the Pricone Agreement, Mr. Pricone has agreed to serve as an executive officer of the Company until August 23, 1998, at a minimum base salary or such greater amount as determined by the Board of Directors. The term of the Pricone Agreement is automatically renewed for six-month periods unless previously terminated. The Pricone Agreement provides that (i) if the Company terminates Mr. Pricone's employment prior to the end of the employment term, except for a termination for cause or a termination resulting from Mr. Pricone's resignation, death or disability, or (ii) if Mr. Pricone resigns following a substantial breach of the Pricone Agreement by the Company, Mr. Pricone is entitled to receive an amount not to exceed 50% of his most recent salary and bonus. In addition, Mr. Pricone is entitled to continue to participate in the Company's life and health plans until the earlier of the last date of the benefits period set forth in the Pricone Agreement or the date upon which he accepts other employment. Under the terms of the Pricone Agreement and subject to certain exceptions, Mr. Pricone may not engage in a business competitive with the Company while he is employed by the Company and for a period of 18 months thereafter. As of January 1, 1998, the Company's minimum base salary obligations for Mr. Pricone were $129,900. The Company and Mr. Ratchford are parties to an employment agreement that provides for terms substantially similar to the Pricone Agreement. As of January 1, 1998, the Company's minimum base salary obligations for Mr. Ratchford were $113,800.

    Mr. Ratchford's employment agreement also provides for the grant of stock options, subject to certain vesting conditions. Pursuant to his employment agreement, Mr. Ratchford received an option to purchase up to 35,000 shares of Common Stock at an exercise price of $6.57 per share. The stock option became exercisable to the extent of 25% of the shares covered thereby in each of September 1996 and 1997 and will become exercisable to the extent of 25% of the shares in September in each of the two successive years thereafter that Mr. Ratchford remains employed by the Company. The stock option expires on the tenth anniversary of the date of grant unless terminated earlier as provided therein.

    The Company and Charles Hulsey, the Company's former Vice President -Operations, are parties to an employment agreement that is substantially similar to the Pricone Agreement. Effective August 1, 1997, Mr. Hulsey is no longer employed by the Company. Mr. Hulsey received $68,315 in 1997 in termination benefits under his employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1997, Messrs. Daniels, Haider and Poulson served as members of the Compensation Committee. Mr. Haider is Chairman of the Board of the Company. Mr. Daniels is the majority stockholder, sole director and president of Quad-C and determines the compensation to be paid to all officers of Quad-C, including Messrs. Harvey and Ignaczak. During 1997, the Company retained The State Affairs Company to provide the Company with consultation and lobbying services with respect to state legislation and product specification. The Company paid The State Affairs Company an aggregate of $89,000 in 1997 for such services. Messrs. Daniels and Harvey own 16.8% and 3.2%, respectively, of the equity interests in The State Affairs Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") was comprised of Messrs. Daniels, Haider and Poulson during 1997. The Board of Directors has delegated to the Committee the authority to determine the compensation of the Company's executive officers and other key management employees.

    The Committee's primary objective is to ensure that the Company's compensation policies attract, motivate and retain qualified managers in a manner consistent with maximization of stockholder value. The Company's compensation is structured philosophically on a "pay for performance" foundation and thus recognizes the desirability of compensation directed specifically to motivate and reward executive managers for achieving both short-term and long-term performance objectives. Compensation is comprised of three major components: base salary, incentive bonus and stock options.

  BASE SALARY

    Base salaries are determined in the context of an individual's responsibilities and competitive benchmarking. Base salaries are reviewed annually on employment anniversary dates and adjusted on the basis of individual performance and competitive considerations. In making base salary adjustments, the Committee considers an individual's performance, especially the effective discharge of assigned responsibilities and the leadership and motivation provided to subordinates.

    During 1997, base salaries for executive officers were increased an average of 4%. The dollar amounts contained in the table under "--Summary Compensation Table" reflect a smaller percentage increase from 1996 to 1997 because the typical timing of annual base salary adjustments does not correspond to the Company's fiscal year. In making salary decisions for 1997, the Committee considered the effects of inflation and certain subjective criteria, including the Committee's evaluation of each executive officer's performance of his duties since the officer's last evaluation.

  INCENTIVE BONUS COMPENSATION

    In 1997, the Company offered an annual incentive bonus compensation plan to executive officers. Participants under the plan were generally entitled to an annual incentive bonus based upon (i) the relationship of actual earnings per share of Common Stock ("EPS") to budgeted EPS for the 1997 fiscal year and (ii) the individual's attainment of personal objectives established at the beginning of the year. Under the 1997 incentive compensation plan, each executive officer was assigned a "target" bonus that, depending on the participant, was a fixed percentage of base salary (35% for all executive officers other than Messrs. Stutz and Pricone, both of whom were at 50%). Approximately 60% of each participant's bonus was to be determined with reference to the EPS component and the remaining 40% of the bonus was to be determined with reference to personal goal attainment, both of which components were subject to appropriate modification to reflect divisional performance. Personal goals generally specified attainment of particular objectives or completion of certain projects which exceeded the routine management responsibilities for the participant. The actual bonus payout could be more or less than the target bonus depending on whether the Company's EPS were more or less than budgeted EPS and on whether the participant's personal objectives were achieved.

    No bonus was payable unless actual EPS exceeded 85% of the budgeted amount. The Committee believes that the relatively heavy weight assigned to attainment of EPS was appropriate in the light of the priority of maximizing stockholder value and the desirability of emphasizing teamwork in the management of the Company. In 1997, the Company's EPS were below 85% of budgeted EPS. Therefore, no bonus payouts were made under the incentive bonus compensation plan for 1997.

    In December 1997, however, the Committee decided to award an aggregate of $63,000 in bonus payouts to executive officers for 1997 as an incentive for long-term performance. Such amount was significantly below the amount that would have been paid under the incentive bonus plan if the EPS target had been achieved. In deciding to grant such bonuses, the Committee considered the need to motivate the Company's executive officers, the fact that bonuses had not been paid for 1996 or 1995 (other than the bonus paid to Mr. Finley in connection with the Company's assumption of the bonus plan for Pave-Mark employees, see "--Summary Compensation Table) as well as the Committee's subjective evaluation of each executive officer's performance of his duties, his contribution to the progress made in meeting strategic objectives and the effects of inflation. Because no bonuses were paid under the incentive bonus compensation plan and Mr. Stutz's employment agreement provided a minimum bonus payout for 1997 (see "--Board of Directors Report on Compensation of Current Chief Executive Officer" below), the Committee did not award Mr. Stutz a bonus payout as an incentive for long-term performance.

  STOCK OPTION GRANTS

    The Committee seeks to ensure that the executive officers of the Company focus attention on long-term objectives, including maximization of value for stockholders. The Committee believes that stock options are an appropriate compensation tool to motivate and reward executive managers for long-term performance. The Committee believes that the Common Stock price is an appropriate index of long-term value creation by the management group. Stock options are generally granted to each individual who becomes an executive officer. These stock options have generally been granted pursuant to various stock option plans maintained by the Company.

    From time to time, the Committee grants stock options to key employees as an incentive for long-term performance. In 1997, the Committee did not grant any such options to the Company's executive officers. In making such determination, the Committee considered, among other things, the Company's performance in 1997 compared to budgeted performance. Pursuant to Mr. Stutz's employment agreement, however, Mr. Stutz received an option to purchase 100,000 shares of Common Stock. See "--Stock Option/SAR Grants in Last Fiscal Year" and "--Employment Agreements."

  COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Taylor's salary compensation as reported under "--Summary Compensation Table" for that portion of 1997 during which he served as President and Chief Executive Officer was equal to the salary he received for the corresponding period in 1996. Mr. Taylor retired before his 1997 annual review date and, therefore, no adjustment was made to his salary. Mr. Taylor did not participate in the annual incentive bonus compensation plan or the long-term incentive bonus for 1997 because he retired prior to year-end. Mr. Taylor also receives supplementary retirement benefits that are not made available to any other executive officer. The Company assumed these obligations in 1990 in connection with the purchase of its business from Amerace. See "--Supplemental Executive Retirement Plan."

    All compensation received by Mr. Stutz during 1997 was paid or awarded pursuant to the terms of his employment agreement, which was approved by the Board of Directors. See " Board of Directors Report on Compensation of Current Chief Executive Officer."

  LIMITATIONS ON DEDUCTIBILITY

    In 1993, changes were made to the federal corporate income tax law that limit the ability of public companies to deduct compensation in excess of $1 million paid annually to each of the chief executive officer and the other four most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company's stockholders. It is the Committee's policy to seek to qualify executive compensation for deductibility where practicable and to the extent that such policy is consistent with the Company's overall objectives in attracting, motivating and retaining its executives. The Company believes that, based upon current compensation levels, compensation paid in 1997 should be fully deductible. Amounts paid and options granted under Mr. Stutz's employment agreement, however, do not qualify for such exemptions from the $1 million limit and may affect the ability of the Company to deduct compensation in future years.

COMPENSATION COMMITTEE MEMBERS DURING 1997

               Terrence D. Daniels
               Donald H. Haider
               Richard J.M. Poulson

BOARD OF DIRECTORS REPORT ON COMPENSATION OF CURRENT CHIEF EXECUTIVE OFFICER

    In connection with Mr. Stutz's agreeing to become President and Chief Executive Officer in March 1997, the Board of Directors approved his employment agreement, the terms of which are described above under the caption "--Employment Agreements." Pursuant to such agreement, Mr. Stutz received during 1997 a pro-rated salary of $225,000 per annum, a minimum bonus of $100,000 and an option to purchase 100,000 shares of Common Stock. In negotiating Mr. Stutz's employment agreement, representatives of the Board reviewed information and recommendations provided to the Board by an executive search firm retained to assist the Company in its search for a Chief Executive Officer, market data regarding comparable chief executive officer compensation (such information having been provided to the Board by the executive search firm or otherwise known to individual members of the Board), the

Board's subjective perception of Mr. Stutz's leadership potential and various issues raised by Mr. Stutz during such negotiations. The Board also considered the fact that compensation paid to Mr. Stutz under his employment agreement (including in connection with his stock options) would not qualify for any exemption from the $1 million limit described above but determined that the Company's interests in obtaining Mr. Stutz's services outweighed the risk associated with delaying execution of an agreement to attempt to satisfy the exemption requirements (including approval by the Company's stockholders) with respect to certain portions of such compensation, primarily stock options.

MEMBERS OF BOARD OF DIRECTORS AT THE TIME
MR. STUTZ'S EMPLOYMENT AGREEMENT WAS NEGOTIATED

               Terrence D. Daniels
               Lawrence S. Eagleburger
               Donald H. Haider
               Edward T. Harvey, Jr.
               Anthony R. Ignaczak
               Richard J.M. Poulson
               Jay R. Taylor

PERFORMANCE GRAPH

    The following graph compares the percentage change in the Company's cumulative return on its Common Stock with that of the Nasdaq-USA Index and that of the Nasdaq-Non Financial Index at December 15, 1993 (the first day the Common Stock was listed on Nasdaq), December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997. The graph assumes a $100 investment and reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           STIMSONITE CORPORATION   NASDAQ-USA    NASDAQ-NON FINANCIAL
12/15/93                  $100.00        $100.00                $100.00
12/31/93                  $119.44        $103.10                $103.36
12/31/94                  $120.83        $100.81                 $99.10
12/31/95                  $105.56        $142.61                $136.52
12/31/96                   $68.06        $175.42                $165.87
12/31/97                   $56.25        $215.20                $197.78

                                                  12/15/93   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Stimsonite Corporation..........................  $  100.00  $  119.44  $  120.83  $  105.56  $   68.06  $   56.25
Nasdaq-USA......................................     100.00     103.10     100.81     142.61     175.42     215.20
Nasdaq-Non Financial............................     100.00     103.36      99.10     136.52     165.87     197.78

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Company has appointed Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the Company's independent accountants for the fiscal year ending December 31, 1998. Coopers & Lybrand has served as the Company's independent accountants since 1991. Services provided to the Company and its subsidiaries by Coopers & Lybrand with respect to the 1997 fiscal year included consultations on various tax and information services matters. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

    In the event stockholders do not ratify the appointment of Coopers & Lybrand as the Company's independent accountants for 1998, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1998.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the recommendation of the Board of Directors or, if no such recommendation is given, in the discretion of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    Any proposal of a stockholder intended to be presented at the Company's 1999 annual meeting of stockholders must be received by the Secretary of the Company by December 31, 1998, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 1999 annual meeting.

                                          By order of the Board of Directors,

                                          /s/ Thomas C. Ratchford

                                          Thomas C. Ratchford
                                          Secretary

April 13, 1998

                               PROXY
                        STIMSONITE CORPORATION


                      7542 NORTH NATCHEZ AVENUE
                       NILES, ILLINOIS 60714


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Robert E. Stutz, Edward T. Harvey, Jr. and Thomas C. Ratchford, and each of them, attorneys and proxies, with full power of substitution and resubstitution, to vote all shares of the common stock of STIMSONITE CORPORATION (the "Company") held of record by the undersigned at the close of business on April 9, 1998, at the annual meeting of stockholders of the Company to be held at LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois, on Thursday, May 21, 1998, and at any adjournment thereof, as follows:

                   STIMSONITE CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/


                                               (INSTRUCTION: TO WITHHOLD     2. Ratification of the         For   Against  Abstain
WITH AUTHORITY TO VOTE FOR       WITHHOLD      AUTHORITY TO VOTE FOR ANY        appointment of Coopers       / /    / /       / /
 ALL NOMINEES LISTED BELOW      AUTHORITY       INDIVIDUAL NOMINEE(S)           & Lybrand L.L.P. as the
   (except as marked to      to vote for all    WRITE THAT NOMINEE'S NAME(S)    Company's independent
    the contrary below)      nominees listed   IN THE SPACE PROVIDED BELOW.)    accountants for the
        /  /                     /  /                                           fiscal year ending
                                              -----------------------------     December 31, 1998.

1. ELECTION OF DIRECTORS                                                     3. As recommended by the Board
                                                                                of Directors, or in the
  Terrence D. Daniels         Anthony R. Ignaczak                               absence of such recommendation
  Lawrence S. Eagleburger     Richard J.M. Poulson                              in their discretion, to vote
  Donald H. Haider            Robert E. Stutz                                   upon such other business as may
  Edward T. Harvey, Jr.       Jay R. Taylor                                     properly come before said meeting
                                                                                or any adjournment thereof.

                                                                                     All of the foregoing is as set
                                                                                     forth in the Notice of Annual
                                                                                     Meeting of Stockholders and
                                                                                     Proxy Statement relating to
                                                                                     the meeting.

                                                                                     IF THIS PROXY IS PROPERLY
                                                                                     EXECUTED, THE SHARES
                                                                                     REPRESENTED HEREBY WILL BE
                                                                                     VOTED IN THE MANNER
                                                                                     DIRECTED AND, IN THE
                                                                                     ABSENCE OF DIRECTION AS TO
                                                                                     THE MANNER OF VOTING, WILL
                                                                                     BE VOTED FOR THE ELECTION
                                                                                     AS DIRECTOR OF EACH OF THE
                                                                                     NOMINEES LISTED AND FOR THE
                                                                                     RATIFICATION OF THE
                                                                                     APPOINTMENT OF INDEPENDENT
                                                                                     PUBLIC ACCOUNTANTS.

                                                                                     DATED: ___________________________,1998


  Please date this proxy and sign exactly as name(s) appears below and              ----------------------------------------
return the signed proxy in the enclosed envelope.  When shares are held by           Signature
joint tenants, both should sign.  When signing as attorney, executor,
administrator, trustee or guardian, please give full title as such.  If a            ----------------------------------------
corporation, please sign in full corporate name by president or other                Signature if held jointly
authorized officer.  If a partnership, please sign in partnership name by authorized person.
